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EXHIBIT 10.1


                             AGREEMENT IN PRINCIPLE

This Agreement In Principle ("AIP" or "Agreement") is agreed to and made retroactive to June 27, 2002 in order to preserve the respective rights of the parties as set out below, and is executed this 24th day of July, 2002, by and between 37Point9 ("37.9" or "Company"), a Nevada corporation, with its principle place of business at San Diego, California, and Global Glass Source, Ltd. ("G.G.S." or "G.G.S. Ltd."), a Hong Kong corporation, with its principal place of business in Hong Kong.

It is understood by the parties that this Agreement In Principle is intended, unless specifically limited to the contrary in a particular provision, to be a binding agreement enforceable by a court of competent jurisdiction, obligating and binding the parties.

                                   BACKGROUND
                                   ----------

WHEREAS, 37.9 is a Nevada holding corporation, which is publicly traded on the OTC/BB stock exchange under the trading symbol "TSPN," and which is ready, willing, and able to enter into agreements of all kinds with third parties for any lawful purpose consistent with its corporate charter, and

WHEREAS, Global Glass Source, Ltd., which is a client of the Lin Client Group, is a Hong Kong incorporated business with annual revenues in excess of five million dollars (U.S. $5,000,000), and is profitable.

WHEREAS, the Lin Client Group, which, while not a party to this Agreement In Principle, privately owns, holds or controls 100 percent (100%) of the stock of G.G.S., Ltd., a Hong Kong corporation, and which desires to be acquired, through the sale of its common stock, by a publicly traded corporation whose business plan is compatible with its own business plans, and

WHEREAS, the parties, after considerable analysis, discussion, and negotiation recognize that they share mutual ideas for future business development in the medical field, especially with respect to marketing in those geographical areas known commonly as "Pacific Rim" and "North America," and involves the unique capabilities and business objectives of the respective parties, and

WHEREAS, the principals of the parties believe that a profitable liaison can be achieved through a full Stock Purchase Agreement, whereby Company acquires all

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the stock of G.G.S., Ltd., which will enable them to proceed with the timely development of a business plan involving the essential elements described below, and

WHEREAS, the parties have come to an Agreement In Principle in order that their mutual business plans and objectives may move forward toward accomplishment, and that this Agreement In Principle, as to the provisions so stated, shall be fully binding when executed by all parties; and

NOW THEREFORE it is the understanding of the parties, and the intent of the parties, based on the mutual covenants and promises made herein, and other valuable consideration, receipt of which is hereby acknowledged, to enter into this binding Agreement In Principle, expressing their agreement as follows:

1. BACKGROUND RECITALS INCORPORATED. The foregoing background recitals are incorporated into the body of this agreement by this reference.

2. THIS AGREEMENT IN PRINCIPLE TO LEAD TO FULL STOCK PURCHASE AGREEMENT. The parties acknowledge that this Agreement In Principle is expected to lead directly to a full Stock Purchase Agreement to close not later than October 30, 2002. The parties may agree to limited extensions, for consideration, if the Stock Purchase Agreement does not close on or before October 30, 2002. Each party shall be responsible for its due diligence.

3. NO NEGOTIATIONS WITH OTHER PARTIES. Each party represents, affirms, acknowledges, and agrees that, owing to the substantial commitments, resources and expenses required of each party during the term of this Agreement In Principle, it will not engage in talks, discussions or negotiations with any other party or parties relative to an agreement containing the essential terms, conditions, ideas and concepts being negotiated by the parties. This provision shall be effective immediately upon signing hereof and remain in force through October 30, 2002 unless terminated earlier by written mutual agreement.

4. REPRESENTATIONS AND OBLIGATIONS OF 37.9.

         A. AUTHORIZED AND OUTSTANDING. Company, upon entry into this AIP, has 400,000,000 common shares authorized, and 50,000,000 preferred shares authorized.

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         B. INVESTED CAPITAL. The basis of invested capital by several shareholders to date amounts to $315,000 ("majority shareholders"), pursuant to agreements for non-dilutive investment, actually delivered to the Company, entitling majority shareholders to a voting and equity interest of 52.5%. There is also outstanding approximately $25,000 in convertible notes at a rate of $0.005 per share.

         C. REVERSE STOCK SPLIT. Company shall exercise a reverse split of its common shares, at a suggested ratio of 1:10 (that is, one re-issued share for each ten of the issued and outstanding shares owned by any stockholder) of its up to 400 million issued and outstanding stock, common shares only, resulting in common shares issued and outstanding at the time the Full Stock Purchase Agreement is consummated of an up to reverse split of 40 million common shares.

         D. TOTAL SHARES AFTER CONSUMMATION. The approximate number of shares anticipated to be outstanding at the time of consummating the Stock Purchase Agreement is approximately 87.7 million shares, as follows: public shareholders: approximately 40.0 million shares plus Lin Client Group (including Finders): approximately 47.7 million shares. Total: approximately 87.7 million shares, excluding the convertible notes referred to in B, above.

         E. FINDER'S FEE. Company shall authorize a finder's fee amounting to four percent (4%) of the transaction amount of approximately 87.7 million shares the total shares outstanding at the conclusion of the transaction, namely, or approximately 3.5 million shares, to be paid to the designee(s) of G.G.S. for finder's fee.

         F. LITIGATION DISCLOSED. Company makes full disclosure that it is presently in litigation, as plaintiff, with its former President, Chairman, and CEO, Charles Kallmann, over issues relating to the ownership of certain patents and products, and that such litigation is not material to the intended business plans of the parties of this agreement.

         G. G.G.S. TO BE WHOLLY OWNED. It is contemplated that, upon consummation of the Stock Purchase Agreement, G.G.S. shall become a wholly-owned (100%) subsidiary of Company.

         H. CURRENT PRESIDENT MANAGEMENT CONTRACT. Company shall approve a management contract wherein the current President of G.G.S. [also referred to herein as "Managing Director--G.G.S."] shall remain as President, CEO and COO of

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G.G.S., and shall reimburse him for all legitimate expenses incurred in furtherance of this AIP and the Stock Purchase Agreement it is contemplated that it will lead to (see Para 5.C, below).

         I. SEAT ON BOARD OF DIRECTORS. Company has resolved, and represents that, immediately upon consummation of the Stock Purchase Agreement, Company Director J. Wayne Bennett MD DDS will resign his seat on the Board of Directors of Company, but will continue as an advisor to the company. The current President of G.G.S., or a designee thereof, if appropriate, shall be nominated, elected, and/or appointed to fill the seat vacated by Dr. Bennett. The new Board of Directors shall adopt a resolution to increase the number of seats on the Board of Directors to seven, and the first of such new expanded Board seats shall be filled by Dr. Bennett, who will be nominated, elected and/or appointed to the expanded Board of Directors.

         J. DESIGNATED AUDITOR. The auditor shall be Weinberg & Company or a mutually acceptable, SEC qualified CPA firm.

         K. H & H GLASS, INC. This entity shall continue to be G.G.S.'s sole distributor in the North America, with Mr. Lin continuing as an officer thereof.

5. REPRESENTATIONS AND OBLIGATIONS OF G.G.S., LTD.

         A. CONTROL OF G.G.S. Lin Client Group owns or controls all the stock (100%) of G.G.S., and represents that it can deliver all the necessary covenants, commitments, agreements and signatures to carry out its duties and obligations under the terms of this Agreement In Principle.

         B. G.G.S. INCOME PERFORMANCE/PROFITIBILITY. G.G.S., Ltd. represents and covenants that the before-tax income of G.G.S., Ltd., at the time of the consummation of the Stock Purchase Agreement contemplated by this Agreement in Principle, shall be profitable.

         C. SUBSEQUENT G.G.S. INCOME PERFORMANCE. In the event that, at the time of entering into the Stock Purchase Agreement, there is any diminution in the annual revenues referred to in 5.B, above, it shall be charged against the residual common shares owned by the Lin Client Group and not against their preferred shares in the Company.

         D. FINDER'S FEE. G.G.S. shall authorize a finder's fee, to be paid in free-trading stock of Company at the consummation of the Stock Purchase Agreement or shortly thereafter, amounting to four percent (4%) of the

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transaction amount or 3.5 million shares, with 87.7 million shares to be outstanding at the conclusion of the transaction, and shall, in a separate instrument previously agreed by the parties, designate and approve the Finders to receive the finder's fee.

6. JOINT OBLIGATIONS OF THE PARTIES.

         A. JOINT AUTHORIZATION OF FINDER'S FEE. The parties shall jointly authorize a finder's fee amounting to four percent (4%) of the transaction amount of 87.7 million shares, namely the total shares outstanding at the conclusion of the transaction, or 3.5 million shares, to be paid to the finder designee of Lin Client Group.

         B. MANAGEMENT CONTRACT FOR G.G.S. MANAGING DIRECTOR. The parties shall approve a management contract wherein the Managing Director of G.G.S. shall remain as President, CEO and COO of G.G.S., Ltd., which shall become a wholly owned subsidiary of Company, and that person shall be appointed to the Board of Directors of the Company upon consummation of the Stock Purchase Agreement.

         C. FULL STOCK PURCHASE AGREEMENT. Each party represents, affirms, acknowledges, and agrees that this Agreement In Principle is intended to lead expeditiously, specifically not later than October 30, 2002 to a full, exclusive Stock Purchase Agreement expressing all of the essential agreements, terms, and conditions of the parties and lead to the performance of other acts, agreements, duties, obligations and conditions designed to carry out and fully implement the intent of the parties.

         D. DUE DILIGENCE. The parties acknowledge and agree that this Agreement will bind the parties throughout negotiations, but that each party shall have a reasonable time to conduct its own due diligence, at its own expense.

         E. INSURANCE. The parties shall authorize, through the Board of Directors, the obtaining by Company of full Directors and Officers liability insurance coverage and Errors and Omissions insurance coverage for all management personnel, the costs of which are to be borne by Company.

         F. STOCK TO BE ISSUED. After the Stock Purchase Agreement has been entered into, the Lin Client Group, including finders, shall be issued the common stock of Company amounting to approximately 47.7 million shares. Four

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percent of said issue shall be for the compensation of the Finders, who have been designated and will be identified pursuant to a separate "Letter of Understanding--Finders."

         H. AGENCY AND GOOD FAITH. Each party represents, affirms, acknowledges and warrants that the agent for each entity signing this Agreement In Principle has the full and complete authority to bind the principal owner(s), partners, and/or shareholder(s) of that signing entity, and is executing said agreement and all its terms and conditions in good faith. Each party further represents, warrants, acknowledges and affirms that all necessary corporate actions and resolutions have been duly taken to approve and enter into this Agreement In Principle.

         I. FINANCIAL INFORMATION. Each party represents, affirms, acknowledges, and agrees that any financial and other information provided, or to be provided, to any party hereto is complete, accurate, and reliable for all purposes in connection with this Agreement In Principle and any subsequent formal agreement it contemplates.

         J. TAX AND LEGAL IMPLICATIONS. Each party represents, affirms, acknowledges, and agrees that it is independently responsible for its own full knowledge and professional advice relative to the tax and legal implications of the principal terms of the proposed transaction.

         K. TIME OF THE ESSENCE/PENALTY. The parties recognize and agree that, given the considerable investment required in time, money and effort to comply with the terms of this AIP, time shall be of the essence of this Agreement.

         L. CONFIDENTIALITY. Each party represents, affirms, acknowledges, and agrees that it will keep in strict confidence, presently and in the future, any and all confidential and/or proprietary information (except such as is publicly available or freely useable material as otherwise obtained from another legitimate source) with respect to any party hereto and with respect to any of the provisions of this AIP or provisions of the contemplated full agreement.

                  1. The parties agree that the provisions protecting the other's sources and prohibiting contacts with such sources apply to all employees, professional consultants, contractors, and agents whose responsibilities require knowledge of such information.

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                  2. Regardless of the consummation of any transaction between the parties relative to this Agreement, all of the non-disclosure and non-circumvention provisions expressed herein shall continue to apply indefinitely.

         M. NON-CIRCUMVENTION. The parties agree that during the term of this Agreement, no party shall enter into discussions with, negotiate with, or disclose, directly or indirectly, any of its proprietary information relative to the subject matter of this Agreement to any third parties, with the exception of a Business Wire press release, or other prospective participant(s) in a business relationship whatsoever, and that to make such disclosures, discussions or negotiations shall constitute a circumvention of this Agreement and shall subject such offending party to all legal remedies available against it and in favor of the other parties.

                  1. This Agreement applies to any transactions involving successors, assigns affiliates or subsidiary companies, entities, or persons.

                  2. The parties agree that no effort shall be made to circumvent the terms and conditions of this Agreement to gain remuneration in any form including, but not limited to, a fee, a finder's fee, a commission, a payment, or a strategic benefit or a strategic relationship of any form.

                  3. With respect to any attempt at circumvention of this Agreement, any injured party is entitled to seek any and all fees or compensation equal to those received or committed or agreed to be paid in the agreement governing the transaction between the parties and the same are due and payable to the circumvented party under the terms of this agreement.

         N. PUBLICITY. No party will or may issue any public announcement without the prior approval of the other parties, except as required by law.

         O. FEES AND EXPENSES. Each party will bear and pay all legal and all other fees incurred by it with respect to this Agreement In Principle, whether or not a full and final agreement is eventually achieved. This agreement contemplates a finder's fee amounting to four percent (4.0%) of the total transaction, payable in free-trading stock at closing to the designee of Allen Lin, as disclosed in a separate instrument.

         P. SEVERABILITY/GOVERNING LAW. If one or more of the provisions of this Agreement In Principle, or the Full Agreement hereby contemplated, are deemed void by law, then the remaining provisions will continue in full force and

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effect. The laws of the State of California shall govern the validity, interpretation, effect, and enforcement of this Agreement.

         Q. CONSIDERATION. The mutual promises, covenants, interests, and advantages described in this Agreement In Principle, constitute mutual consideration, receipt of which is hereby acknowledged, by the parties.

         R. PARTNERSHIP NOT CREATED. The parties agree that, in no way shall this Agreement be construed as creating a partnership or being an act of partnership between the parties and that neither shall have, as a result of the execution of this agreement, any liability for the commitment, obligations, debts, or claims of any other party.

         S. RESOLUTION OF CONTROVERSY. The parties agree that any unresolvable controversy, claim or dispute arising from this Agreement or from any transaction covered hereby, or any alleged breach hereof, will be decided by arbitration before a panel of three which arbitration is to take place in accordance with the rules of commercial arbitration of the American Arbitration Association.

                  1. Proceedings in arbitration shall be based on California law and are to take place in Orange County or Los Angeles County, California, unless the parties mutually agree upon another location.

                  2. The parties acknowledge and agree that the prevailing party shall be entitled to reimbursement of all arbitration costs, reasonable attorney fees and any other costs or charges reasonably necessary to the adjudication of the controversy.

                  3. Any judgment or award rendered by arbitration may be entered in any court having jurisdiction. Nothing contained herein shall deprive any party of the right to obtain injunctive or other equitable relief.

         T. ABILITY TO AMEND. Both parties agree that amendments can be made to this Agreement, but will not change materially the basic Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by parties, agents or officers on this 24th day of July, 2002.

37 POINT 9:


By:  /s/ Douglas P. Brown
     ---------------------------
     DOUGLAS P. BROWN, PRESIDENT



GLOBAL GLASS SOURCE, LTD.:


By:  /s/ Samson Fok
     ---------------------------
     (MANAGING DIRECTOR)


     Fok Tung Sum Samson
     ---------------------------
        (Please print name)


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